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                                                                    Exhibit 6(d)


                  NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA

                                     BY-LAWS

                            EFFECTIVE OCTOBER 1, 2002

                                    ARTICLE I

                             SHAREHOLDERS' MEETINGS

      Section 1.01. Regular and Special Meetings. The annual meeting of the shareholders shall be held on the date and place designated by the Board of Directors, and if no such date is designated, the first Thursday of June in each year at such place, and at such hour, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting. When the meeting date shall fall on a legal holiday, the annual meeting shall be held on the next succeeding business day or on such other date as may be fixed by the Board of Directors. Special meetings may be called by the Board of Directors. Shareholders may participate in a meeting by means of conference telephone or other electronic means, including, without limitation, the Internet.

      Section 1.02. Consent to Shareholders' Meetings. The transactions of any meeting of shareholders, however called and noticed, shall be valid as though had at a meeting duly held after regular call and notice if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the shareholders entitled to vote, not present in person or by proxy, signs a written waiver of notice, or a consent to the holding of such a meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the Corporation's records or made a part of the minutes of the meeting. Any action which may be taken at a meeting of the shareholders, may be taken without a meeting (a) if, prior or subsequent to the action, a consent or consents thereto by all of the shareholders who would be entitled to vote at a meeting for such purpose shall be filed with the Secretary; or (b) upon the consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting, which consents shall be filed with the Secretary. Such an action made by a writing pursuant to part (b) of the immediately previous sentence shall not become effective until after at least ten days' notice of the action has been given to each shareholder entitled to vote thereon who has not consented thereto.

      Section 1.03. Quorum. Except as otherwise provided by law or the Corporation's Articles of Incorporation, a quorum for the transaction of business at any meeting of shareholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any shareholder.

      Section 1.04. Proxies. Every shareholder entitled to vote or execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by such shareholder or his or her duly authorized agent and filed with the secretary of the Corporation. A stockholder may revoke any revocable proxy by attending the meeting and voting in person or by filing another duly executed proxy bearing a later date with the secretary of the Corporation. Any proxy duly executed is not revoked, and continues in full force and effect, until an instrument revoking it, or a duly executed proxy bearing a later date, is filed with the secretary.

      Section 1.05. Conduct of Meeting. The Chairperson of the Board shall preside as chairperson at all meetings of the shareholders. The Chairperson shall conduct each such meeting in a businesslike and fair manner, but shall not be obligated to follow any technical, formal or parliamentary rules or principles of procedure. The Chairperson's rulings on procedural matters shall be conclusive and binding on all shareholders unless at the time of a ruling a request for a vote is made to the shareholders entitled to vote and which are represented in person or by proxy at the meeting, in which case the decision of a majority of such shareholders shall be conclusive and binding. Without limiting the generality of the foregoing, the Chairperson shall have all the powers usually vested in the chairperson of a meeting of shareholders.

      Section 1.06. Action without a Meeting. Any action which may be taken by the shareholders at a meeting of the shareholders may, in lieu thereof, be taken by written consent of all of the shareholders of record entitled to vote thereon. The record date for any action by written consent of a sole shareholder of record shall be the date that such written consent is filed with the secretary of the corporation.
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                                   ARTICLE II

                                    DIRECTORS

      Section 2.01. Number and Election of Directors. The Board of Directors shall consist of such number of Directors, not fewer than seven nor more than twenty-one, as the Board shall from time to time determine. Two-thirds of the directors of the Corporation shall be citizens of the United States. The term of office for each Director shall be one year and until a successor has been selected and qualified or the earlier of a Director's death, resignation or removal. In the case of any vacancy as a result of an increase in the number of Directors, or as a result of a Director's death, resignation or removal, the remaining members of the Board though less than a quorum or by a sole remaining director may elect a new member to hold office for the unexpired term of the vacancy which exists.

      No Director may be elected to a term commencing on or after his or her attainment of age 70.

      Not less than one-third of the Directors shall be persons who are not officers or employees of the Corporation or of any entity controlling, controlled by or under common control with the Corporation and who are not beneficial owners of a controlling interest in the voting stock of the Corporation or any such affiliated entity. At least one such person must be included in any quorum for the transaction of business at any meeting of the Board of Directors. The foregoing provisions of this paragraph shall not apply if the person controlling the Corporation is an insurer or a publicly held corporation having a board of directors which meets the requirements of the foregoing provisions.

      Section 2.02. Meetings of the Board of Directors. Regular meetings of the Board of Directors shall be held at such times as the Board shall direct. There shall be at least one such regular meeting in each calendar year. Notice of such meeting need not be given. Such regular meetings shall be held at such locations as the Board shall designate from time to time. When the time fixed for any regular meeting shall fall on a legal holiday, the meeting shall be held on the next succeeding business day, unless otherwise ordered by the Board.

      Special meetings may be called at any time by the Chairperson of the Board or the President, and shall be called on request of any two Directors.

      The Secretary shall notify the Directors of all meetings of the Board, specifying in the case of special meetings the subject to be acted upon.

      A majority of the Board of Directors shall constitute a quorum.

      Section 2.03. Chairperson of Meetings. The Chairperson of the Board, if one has been elected by the Board, shall preside at meetings of the Board. If no Chairperson of the Board has been elected, or in his absence, the President or Chief Executive Officer shall preside at meetings of the Board.

      Section 2.04. Powers of Directors. The Board of Directors shall have power to adopt such measures and to prescribe from time to time such rules and regulations for the management of the Corporation as the Board shall deem proper. When no Chairperson of the Board is serving as an officer of the Corporation as provided in Article III below, the Board may elect one of its members as honorary Board Chairperson who shall not be an officer of the Corporation and shall have no duties or responsibilities as such.

      Section 2.05. Action by Telephonic Communications. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other electronic technology by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

      Section 2.06. Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Directors may be taken without a meeting, if, prior or subsequent to the action, a consent or consents thereto by all of the Directors in office is filed with the Secretary.

      Section 2.07. Compensation. The amount, if any, which each Director shall be entitled to receive as compensation for his or her services as such shall be fixed from time to time by resolution of the Board of Directors.

      Section 2.08. Reliance on Accounts and Reports, etc. A Director, or a member of any Committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees whom the Director or member reasonably believes to be reliable and competent in the matters presented, or Committees designated by the Board of Directors upon which such Director or



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member does not serve as to matters within the Committees' designated authority, which Committees the director or member reasonably believes to merit confidence, or by any other person as to the matters the Director or member reasonably believes to be within the professional or expert competence of such person.

                                   ARTICLE III

                                    OFFICERS

      Section 3.01. Officers. The officers of the Corporation may include a Chairperson of the Board, and shall consist of a Chief Executive Officer, President, one or more Vice Presidents, an Actuary, a General Counsel, a Treasurer, one or more Assistant Treasurers, a Secretary and one or more Assistant Secretaries, and such other officers as the Board of Directors shall deem necessary or desirable. The President, Secretary and Treasurer shall be natural persons of full age. Except for the person holding the office of Treasurer, who may also hold either the office of the President or the office of the Secretary of the Corporation but may not hold all three such offices, any number of offices may be held by the same person. The President shall be a director of the Corporation.

      Section 3.02. Time of Holding Office. All officers shall be elected annually by the Board of Directors and shall hold their offices at the pleasure of the Board.

      Section 3.03. Chief Executive Officer. The Chief Executive Officer shall be the Chairperson of the Board or the President as the Board may from time to time designate. Under the direction of the Board, he shall exercise a general supervision and control of all the affairs of the Corporation. The work of all other officers and employees of the Corporation shall at all times be subject to his control and direction. He shall be ex-officio a member of all Committees of the Board unless otherwise directed herein or by the Board.

      Section 3.04. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering notice of resignation, either in writing signed by such officer or by electronic transmission, to the Board of Directors or the President. Unless otherwise specified therein, such resignation shall take effect upon receipt thereof by the Corporation. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors.

                                   ARTICLE IV

                             COMMITTEES OF THE BOARD

      Section 4.01. Committees. The Board may create by resolution or written action such Committees as the Board may determine from time to time to be necessary or desirable for the conduct of the Corporation's affairs.

      Unless otherwise specified, the following shall apply to all Committees of the Board: a Committee shall consist of at least three members, all of whom shall be Directors of the Corporation, and all members shall be appointed annually by the Board; all regular meetings shall be held at such times and places as the Committee may determine; at all meetings, the presence of at least a majority of a Committee shall be necessary to constitute a quorum, and all actions taken by a Committee shall be by the affirmative vote of a majority of the members present; and all actions taken by the Committee shall be reported to the Board. The Board may delegate to such Committees, by resolution, such of its authority as it shall determine from time to time.

      Not less than one-third of the members of each committee of the Board of Directors shall be persons who are not officers or employees of the Corporation or of any entity controlling, controlled by or under common control with the Corporation and who are not beneficial owners of a controlling interest in the voting stock of the Corporation or any such affiliated entity. At least one such person must be included in any quorum for the transaction of business at any meeting of such committee. In addition, the Board of Directors shall establish one or more committees comprised solely of directors who are not officers or employees of the Corporation or of any entity controlling, controlled by or under common control with the Corporation and who are not beneficial owners of a controlling interest in the voting stock of the Corporation or any such entity. Such committee or committees shall have responsibility for recommending the selection of independent certified public accountants, reviewing the Corporation's financial condition, the scope and results of the independent audit and any internal audit, nominating candidates for director for election by shareholders, evaluating the performance of officers deemed to be principal officers of the Corporation and recommending to the Board of Directors the selection and compensation of the principal officers. The foregoing provisions of this paragraph shall not apply if the person controlling the Corporation is an insurer or a publicly held corporation having committees of the board of directors which meet the requirements of the foregoing provisions.



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      Section 4.02. Action by Telephonic Communications. Members of any
Committee designated by the Board of Directors may participate in a meeting of such Committee by means of conference telephone or other electronic technology by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

                                    ARTICLE V

                                  CAPITAL STOCK

      Section 5.01. Certificates of Stock, Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until each certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock in the Corporation represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation, by the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Articles of Incorporation and these By-Laws.

      Section 5.02. Signatures; Facsimile. All signatures on the certificate referred to in Section 5.01 of these By-Laws may be in facsimile, engraved or printed form, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile, engraved or printed signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

      Section 5.03. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Board of Directors of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Board of Directors may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

      Section 5.04. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Section 1528 of the Pennsylvania Business Corporation Law of 1988, as amended. Subject to the provisions of the Articles of Incorporation and these By-Laws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

      Section 5.05. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

                                   ARTICLE VI

                                DEPOSITS OF MONEY

      Section 6.01. Uninvested Money. All uninvested money, except such amounts as may be needed for current use, shall be deposited in the name of the Corporation in such depositories as the Board of Directors may designate from time to time.



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      Section 6.02. Withdrawal of Deposits. No money shall be withdrawn from the depositories authorized under the preceding section, except by check, draft or other authorization signed by any one of the following officers: the President, the Chief Executive Officer, a Vice President, an Assistant Vice President, a Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer, unless special authority be given therefor by resolution of the Board of Directors.

                                   ARTICLE VII

                      CONTRACTS OF INSURANCE AND ANNUITIES

      Section 7.01. Execution of Contracts of Insurance and Annuities. All contracts for insurance and for annuities, all permits and other instruments subsidiary thereto, and all endorsements and impression stamps thereon, shall be signed by the President, the Chief Executive Officer, a Vice President, or the Treasurer, or such other officers as the Board may by resolution designate, or signed with the facsimile signature of one of the aforementioned officers engraved, lithographed or impressioned thereon, and, if required, attested or countersigned by the actual signature of any one of the following officers: the Secretary, an Assistant Secretary, the Treasurer, an Assistant Treasurer, the Chief Actuary, an Associate Actuary, an Assistant Actuary, the General Counsel, an Assistant General Counsel, an Associate Counsel, an Assistant Counsel, a Registrar, or an Assistant Registrar.

                                  ARTICLE VIII

                   OTHER CONTRACTS, TRANSFERS AND CONVEYANCES

      Section 8.01. Execution of Contracts, Transfers, Conveyances and Other Instruments. The President, the Chief Executive Officer, a Vice President, the Treasurer, the Secretary or such other officers as the Board may by resolution designate, is hereby authorized and empowered:

            (a) to assign or transfer, either in person or by attorney, all loans of the United States of America, the Commonwealth of Pennsylvania, the City of Philadelphia, or of any other Government, State, County, Municipality, or Governmental Unit or Agency, and all other bonds, notes, loans, stocks, or other securities registered in the name of the Corporation;

            (b) to execute all transfers, conveyances and leases of real estate, assignments of mortgages, extensions of mortgages, releases of mortgages, letters of attorney to satisfy mortgages of record, assignments and extinguishments of ground rents, and generally all instruments touching upon or affecting the title of real estate held or owned by the Corporation, the authority to execute all of the foregoing hereby being conferred upon said officers as fully, amply and entirely and with the same and like force and effect as if a special Resolution of the Board of Directors were adopted in each case; and

            (c) to execute all other contracts or instruments in connection with the business of the Corporation, other than contracts of Insurance and Annuities provided for under Article VII.

      Section 8.02. Other Designees. In addition to the officers authorized and empowered to perform all of the acts referred to in the preceding section, the Board may from time to time by resolution authorize and empower other designated officers to perform all or any of such acts.

      Section 8.03. Corporate Seal. Whenever circumstances require that the corporate seal of the Corporation be affixed to a contract or other instrument, said contract or other instrument shall be signed by an authorized officer as provided in Section 7.01, and may be attested by the President, a Vice President, the Chairperson of the Board, the Secretary, an Assistant Secretary, the Treasurer, an Assistant Treasurer, or an Actuary.

                                   ARTICLE IX

            INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS

      Section 9.01. Indemnification. The Corporation shall indemnify any present, former or future Director, officer, employee or agent of the Corporation or any person who may serve or have served at its request as a Director, officer, employee, member, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise or association, to the extent provided in the Corporation's Articles of Incorporation.



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      Section 9.02. Non-exclusivity and Supplementary Coverage. The indemnification and advancement of expenses provided for in this Article IX and the Corporation's Articles of Incorporation shall not be deemed exclusive of any other rights to which those persons seeking indemnification and advancement of expenses may be entitled under any By-Law, agreement, vote of the shareholders or disinterested Directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding that office, and shall continue as to a person who has ceased to be a Director, officer or employee and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person; provided, however that indemnification pursuant to this Article IX and the Articles of Incorporation shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or ensure in any manner its indemnification obligations.

      Section 9.03. Payment of Indemnification. An indemnified Director, officer or employee shall be entitled to indemnification within thirty days after a determination that such Director, officer or employee is so entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise as permitted under Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended, or any successor provision.

      Section 9.04. Payment of Expenses. Expenses incurred by a Director, officer or employee in defending any such action, suit or other proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that said Director, officer or employee is not entitled to be indemnified by the Corporation. Advancement of expenses shall be authorized by the Board of Directors.

      Section 9.05. Proceedings Initiated by a Director, Officer and Other Persons. Notwithstanding the provisions of Sections 9.01 and 9.02, the Corporation shall not indemnify a Director, officer or employee for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of Directors in office.

                                    ARTICLE X

                     LIMITATION ON LIABILITIES OF DIRECTORS

      Section 10.01. Limitation of Liability. A Director of the Corporation shall not be liable as such, to the Corporation or shareholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan arising from any action taken or any failure to take any action) unless:

            (a) the Director has breached or failed to perform the duties of his or her office under Chapter 17: Subchapter B (relating to fiduciary duty) of Title 15 of Pennsylvania Consolidated Statutes Annotated; and

            (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

      Section 10.02. Exclusions. The provisions of section 10.1 above shall not apply to:

            (a) the responsibility or liability of a Director pursuant to any criminal statute; or

            (b) the liability of a Director for the payment of taxes pursuant to local, state or Federal law.

      Section 10.03. Standard of Care. A Director of the Corporation shall stand in a fiduciary relation to the Corporation and shall perform his or her duties as a Director, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the Corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a Director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following: (i) one or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented; (ii) counsel, public accountants or other persons as to matters which the Director reasonably believes to be within the professional or expert competence of such persons; or (iii) a committee of the Board of Directors upon which he or she does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the Director reasonably believes to merit confidence. A Director shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted.



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      Section 10.04. Factors that May be Considered. In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual Directors may, in considering the best interests of the Corporation, consider, to the extent they deem appropriate, all factors permitted by law.

      Section 10.05. Presumption of Good Faith. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a Director or any failure to take any action shall be presumed to be in the best interests of the Corporation.

                                   ARTICLE XI

                              AMENDMENTS TO BY-LAWS

      Section 11.01. Amendments. The By-Laws of the Corporation may be changed, altered and amended from time to time by action of the Board of Directors, subject to the power of the shareholders to change such action. The notice of the Board of Directors' meeting at which the By-Law is to be finally passed upon shall contain a statement that such action is to be taken.





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